Exhibit 99.1

	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: MAY 21, 2009		(513) 793-3200

LSI INDUSTRIES INC. RECEIVES LETTER FROM NASDAQ
IN CONNECTION WITH DELAYED FORM 10-Q FILING

Cincinnati, OH; May 21, 2009 – LSI Industries Inc. (NASDAQ:  LYTS) today reported that, on May 19, 2009, the Company received a NASDAQ Staff Deficiency letter indicating that it is not in compliance with the filing requirement under NASDAQ Marketplace Rule 5250(c)(1) due to its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.  The Company currently anticipates making all necessary filings to become current in its reporting obligations as soon as practicable.  Pursuant to NASDAQ rules, the Company has until July 20, 2009 to submit a plan to the NASDAQ staff to regain compliance with NASDAQ’s filing requirement.  The Company will endeavor to become current in its reporting obligations prior to such date, and intends to submit a compliance plan to NASDAQ if it is unable to do so.  Following any such submission, NASDAQ may provide the Company with up to 180 days from that initial delinquent filing, or until November 16, 2009, to regain compliance.

As previously announced on May 19, 2009, LSI will amend its Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and Form 10-Q for period ended December 31, 2008 to revise the amount of goodwill impairment expense reported.  LSI expects to file its Form 10-Q for the period ended March 31, 2009 after the filing of such amendments.  The net effect on the March 31, 2009 balance sheet is unchanged from that reported in the Company’s press release of May 11, 2009.  Goodwill impairment expense in the amount of $27,149,000 and $12,669,000 in the quarters ended June 30, 2008 and December 31, 2008, respectively, was recorded in the financial statements of the Company.  Based upon the Company’s analysis as of this date, the Company overstated the goodwill impairment expense by approximately $393,000 in these two periods, on a cumulative basis.

The Revisions to the Company’s impairment charges do not affect cash, liquidity, the cash dividend policy, tangible net worth, or the borrowing capacity of LSI Industries.  Adjusting for the change to the goodwill impairment calculations, the Company’s revised balance sheet at March 31, 2009 is expected to be substantially unchanged with current assets of $89.8 million, current liabilities of $17.1 million and working capital of $72.7 million, and the current ratio remains at 5.26 to 1.  Goodwill is expected to be reported at $1.8 million, an increase of approximately $0.4 million, and the shareholders’  equity is expected to be revised upward to $131.5 million.  The Company has no long-term debt, and has borrowing capacity on its commercial bank facilities as of March 31, 2009 of $47 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $47 million credit facilities, LSI Industries believes its financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

LSI Industries Inc.
May 21, 2009

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.  The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

LSI Industries is an Image Solutions company, dedicated to advancing solid-state LED technology in lighting and graphics applications. We combine integrated technology, design, and manufacturing to supply high quality, environmentally friendly lighting fixtures and graphics elements for commercial, retail and specialty niche market applications.  LSI is a U.S. manufacturer with marketing / sales efforts throughout the world with concentration currently on North American, South American, Asian, Australian, New Zealand and European markets.

Building upon its success with the Crossover® LED canopy fixture, LSI’s Lighting Segment is committed to producing affordable, high performance, energy efficient lighting products, including solid-state LED light fixtures, for indoor and outdoor use.  The Graphics Segment designs, produces, markets and manages a wide array of custom indoor and outdoor graphics programs including signage, menu board systems, decorative fixturing, LED displays and digital signage, and large format billboard and sports screens using solid-state LED technology.  In addition, we provide design support, engineering, installation and project management for custom rollout programs for today’s retail environment.  The Company’s technology R&D operation located in Montreal, Canada designs, produces and supports high performance light engines and large format billboard, sports and entertainment video screens using solid-state LED technology.

LSI’s major markets are the commercial / industrial lighting, petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  LSI employs approximately 1,200 people in facilities located in Ohio, New York, North Carolina, Kansas, Kentucky, Rhode Island, Tennessee, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.